Exhibit 10.39

Friday, March 19, 2008

Fred J. Krupica

Dear Fred:

RE:         OFFER OF EMPLOYMENT - CHIEF FINANCIAL OFFICER

You have made a positive impression and we feel strongly that you would make an excellent addition to our company.

In following on to our discussion in this regard, I am very pleased to extend to you this offer to join LegalZoom.com Inc (the “Company”) as our Chief Financial Officer.  We are confident that your skills and background will contribute to the future success and growth of the business, and we look forward to working with you very soon.

Accordingly, the Company is pleased to confirm your offer of employment on the following terms:

1.                    POSITION AND DUTIES.  On or about April 28, 2008, or such other time as you and the Company shall mutually agree upon, you will serve in the full time position of Chief Financial Officer (CFO) reporting to the Chief Executive Officer (CEO) of the Company, who shall monitor and review your performance and have the ability to terminate your employment.  You shall have such powers and duties which are customarily associated with the position of Chief Financial Officer.  You shall use your best efforts to advance the best interests of the Company.  While you render services to the Company, you agree that you will not engage in any other employment, consulting or other business activity without the prior written consent of the Company, which consent shall not be unreasonably withheld.  While you render services to the Company, you also will not assist any person or entity in competing with the Company, in preparing to compete with the Company in hiring any employees or consultants of the Company.  If your employment is terminated and you become employed by any other company in the legal document, attorney matching, legal content or self-help legal industry, then any options that you hold shall be immediately terminated, and you shall grant an option to the Company to sell all of your shares and vested options in the Company at a price of $.01 per share.  Notwithstanding the foregoing, you may serve as a member of the Board of Directors of any company that (i) is not in direct or indirect competition with the business of the Company, as conducted at that time and (ii) will not require a time or other commitment that would interfere with your ability to perform the duties of your position.

2.                    CASH COMPENSATION.  The Company will pay you a base salary at the rate of $230,000 per year, payable in accordance with the Company’s standard payroll policies and schedule.  Your base salary will be subject to adjustment pursuant to the Company’s employee compensation policies in effect from time to time.  The Company believes in pay-for-performance and, as such, we offer you a contingent bonus of up to $120,000.  Any bonus for 2008 will not be prorated, but will be based as if you were employed by the Company during the entire fiscal year.  Any bonus for a fiscal year will be paid after the Company’s books for that year have been closed and will be paid only if you are employed by the Company at the time of payment.

LegalZoom.Com, Inc.

7083 Hollywood Blyd. Suite 180

3.                    EQUITY-BASED COMPENSATION.  The company has established an equity incentive plan, pursuant to which it may issue options to purchase the Company’s common Stock (the “Plan”).  Subject to and in accordance with the terms of the Plan, you shall be granted an option to purchase Two Hundred and Forty Thousand (240,000) shares of the common stock at an exercise price to be determined as fair market value on the date of approval by the Board of Directors of the Company.  Except as specifically set forth herein, the Option will vest over a four (4) year period with the initial 25% vesting after one (1) year of continuous employment, and the remainder in equal quarterly installments thereafter, subject to and in accordance with the terms of the Plan.

4.                    EMPLOYEE BENEFITS.  The company offers various benefit plans including medical, dental and 401(k).  You are eligible to participate in all such plans, as from time to time implemented by the Company, from the first date of your employment.  In accordance with the Company’s generally applicable policies, you will be reimbursed for all reasonable travel and business expenses incurred by you in connection with your employment duties.  You will be eligible for up to twenty (20) days of vacation per calendar year, with such vacation to accrue at the rate of one and two thirds days for each month of full-time employment.

5.                    CORPORATE APARTMENT.  The Company recognizes that your personal residence is outside a reasonable driving limit to the Company’s corporate office and with the demands of the job and necessary long hours in your position as CFO, you will not be able to make this commute regularly.  Accordingly, the Company will provide access to a corporate apartment for overnight stay during the entire period of your employment.

6.                    TERMINATION FOR GOOD REASON AND CONSTRUCTIVE TERMINATION.  Your employment may be terminated by the Company:

a.              for Good Reason, as defined below, in which case you shall be entitled to receive only your base salary through the date of termination:

b.              without Good Reason, in which case you shall be entitled to receive (i) continuation of your base salary for six (6) months, (ii) six (6) months of coverage under the Company’s health insurance programs, and (iii) acceleration of the vesting of certain unvested options as if your employment had been terminated six (6) months after the date of termination (the “Severance Benefits”).  All Severance Benefits are contingent upon your execution of a written Release, acceptable to the Company from any claims:

c.               upon death or long-term disability, in which case you shall be entitled to receive only your base salary through the date of termination.

In the event of a Constructive Termination, as defined below, you shall receive (i) continuation of your base salary for six (6) months, (b) six (6) months acceleration of any unvested stock options, and (d) six (6) months of coverage under the Company’s health insurance programs: provided, that as a condition precedent to receiving such termination benefits, you will be asked to sign a full release of the Company from any claims.

For the purposes of this Agreement: (i) “Good Reason” shall mean: (a) you commit a crime involving dishonesty, breach of trust, or physical harm to any person; (b) you willfully engage in conduct that is in bad faith and materially injurious to the Company, including but not limited to, misappropriation of trade secrets, fraud or embezzlement; or, (c) you willfully refuse to implement or follow a lawful policy or directive of the Company; (ii) “Constructive Termination” shall mean a situation where you choose to terminate your employment because (a) a change in your position with the Company which materially reduces your level of responsibility; (b) a material reduction in your Cash Compensation (as defined above), except for reductions that are comparable to reductions generally applicable to similarly situated executives of the Company; or (c) a relocation of your principal place of employment of more than fifty miles further from the current place of employment, after notice is not reasonably remedied.

Nothing herein is intended to alter or amend the nature of your at-will employment by the Company and/or the terms of the Employment Agreement referenced below.

7.                    CHANGE OF CONTROL.  In the event of your employment is terminated other than for Good Reason, or your Constructive termination within six (6) months before or twelve (12) months after a “Change of Control Event,” you shall be entitled to: (i) payment equal to one year of your base salary, and (ii) 100% acceleration of the unvested stock options provided, that as a condition precedent to receiving such change of control benefits, you will be asked to sign a full release of the Company (and the acquiring company, if requested) from any claims.  For the purposes of this Agreement, a “Change of Control Event” shall be the occurrence of a single or multiple shareholders acting as a group (or beneficial owner) acquiring over 50% of the then outstanding ordinary shares (or securities convertible into over 50% of the then outstanding ordinary shares) of the Company.

8.                    INDEMNIFICATION.   To the fullest extent permitted by the Company’s charter documents and applicable law, the Company agrees to defend and indemnify you and hold you harmless against any liability that you incur within the scope of your employment with the Company.  As part of this commitment, the Company will maintain Director’s and Officer’s insurance that it reviews from time to time for appropriate coverage in line with the growth the development of the Company.

9.                    EMPLOYMENT RELATIONSHIP.  Your employment with the Company is for no specific period of time and is “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause.  Any contrary representations that may have been made to you are superseded by this letter agreement.  This is the full and complete agreement between you and the Company on this term.

10.             EXECUTIVE EMPLOYMENT, CONFIDENTIAL INFORMATION AND ASSIGNMENT OF INVENTIONS AGREEMENT.  Your acceptance of this offer and commencement of employment with the Company are expressly contingent upon your execution of the Company’s standard form of Executive Employment. Confidential Information and Assignment of Inventions Agreement (the “Employment Agreement”), a copy of which is enclosed for your review and execution and which is incorporated herein by reference.

11.             WITHHOLDING TAXES. All forms of compensation referred to in this letter agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.

12.             ENTIRE AGREEMENT. The terms of this offer letter and the Employment Agreement supersede and replace any prior agreements, representations or understandings, whether written, oral or implied, between you and the Company.

13.             AMENDMENT OR WAIVER. This Agreement cannot be changed, modified or amended without the consent in writing of both you and the Company. No waiver by either you or the Company at any time of any breach by the other party of any condition or provision of the Agreement shall be deemed a waiver of a similar or dissimilar condition or provision at the same or at any prior or subsequent time. Any waiver must be in writing and signed by you or an authorized officer of the Company.

14.             SEVERABILITY. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law. If any particular provision is prohibited by law in a particular jurisdiction, then you and the Company agree that such particular provision shall not be enforceable in that jurisdiction only.

15.       GOVERNING LAW.  This Agreement shall be governed by and interpreted in accordance with the laws of the State of California without reference to principles of conflict of laws.

We hope that you will find this offer acceptable.  You may indicate your acceptance of this offer by signing and dating this letter and the Employment Agreement and returning them to me by 5:00 pm on Thursday, March 20, 2008.  The first date of your employment with the Company is anticipated to be April 28, 2008.  Our offer is subject to the completion by the Company of a full check into your background and references, according to the Company’s standard practices.

Let me close by reaffirming our belief that the skills and background you bring to LegalZoom will be instrumental to the future success of the Company.  We believe that the single most important factor in our success has been our people.  We look forward to working with you very soon.

Very truly Yours,

/s/ John Suh
John Suh
CEO
LegalZoom.com, Inc.

I have read and accept and agree to the above terms of employment.

/s/ Fred Krupica
Fred Krupica

3-19-2008
Dated

LegalZoom.Com, Inc.

7083 Hollywood Blvd. Suite 180

Los Angeles, CA 90028

www.legalzoom.com